Exhibit 5.1

DARDEN RESTAURANTS

Douglas E. Wentz

Senior Associate General Counsel

December 21, 2007

Board of Directors

Darden Restaurants, Inc.

5900 Lake Ellenor Drive

Orlando, Florida 32809

Ladies and Gentlemen:

I am Senior Associate General Counsel and Assistant Secretary of Darden Restaurants, Inc., a Florida corporation (the “Company”), and I have acted as counsel to the Company in connection with the Company’s registration statement on Form S-8 (the “Registration Statement”) relating to the registration by the Company of up to $20,000,000 of Deferred Compensation Obligations under the RARE Hospitality International, Inc. Deferred Compensation Plan (the “Plan”).

In rendering my opinions set forth below, I have examined such documents and reviewed such questions of law as I have deemed relevant or necessary as the basis for my opinions as set forth below.

Based on the foregoing, I am of the opinion that the Deferred Compensation Obligations have been duly authorized, and when created in accordance with the terms of the Plan, will be valid and binding obligations of the Company, enforceable in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency or other laws of general application relating to or effecting enforcement of creditors’ remedies or by general principles of equity.

My opinion expressed above is limited to the laws of the State of Florida.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the use of my name under the caption “Interests of Named Experts and Counsel.”

Very truly yours,

/s/ Douglas E. Wentz
Douglas E. Wentz

5900 Lake Ellenor Drive – P.O. Box 593330 – Orlando, Florida 32859-3330 – (407) 245-5811 Fax: (407) 245-4844

E-mail: dwentz@darden.com